EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2023 Directors Stock Incentive Plan of F&M Bank Corp. of our report dated March 27, 2024, relating to our audit of the consolidated financial statements, appearing in the Annual Report on Form 10-K of F&M Bank Corp. for the year ended December 31, 2023.

/s/ Yount, Hyde & Barbour, P.C.

Roanoke, Virginia

May 10, 2024